Exhibit 10.3

REPURCHASE RIGHTS AGREEMENT

THIS REPURCHASE RIGHTS AGREEMENT (the “Agreement”) is effective as of the 17th day of January 2008, by and between WinSonic Digital Media Group, Ltd., a Nevada corporation (“WinSonic”), and Rosemary Nguyen, a California resident (“Nguyen”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Settlement Agreement and General Release Agreement (the “Settlement Agreement”) of even date herewith, WinSonic has issued an aggregate of 1,996,521 restricted shares (the “Settlement Shares”) of WinSonic’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the parties desire to set forth certain understandings regarding the grant by Nguyen to WinSonic of certain repurchase rights with respect to WinSonic’s Common Stock;

WHEREAS, it is a condition to the effectiveness of the Settlement Agreement that the parties enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, representations, agreements and warranties contained herein and in the Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Repurchase Rights Regarding Common Stock.

a.            Subject to Section 1(b) below, WinSonic shall have the right to repurchase (the “Repurchase Right”) that number of shares of Common Stock (in whole, but not in part) set forth next to each period and during each of the periods specified below (each, a “Repurchase Period”), for a purchase price of 60% of the Share Price as set forth in the Settlement Agreement  per share (the “Repurchase Price”), in accordance with the terms and conditions specified herein (for the avoidance of doubt, the Repurchase Price is a fixed amount which is the same amount used to calculate the number of Settlement Shares issued pursuant to the Settlement Agreement, and regardless of the actual trading price of the Common Stock at the time any Repurchase Right is exercised or forfeited which Repurchase Price shall henceforth only be adjusted, if at all, to account for stock splits, reverse stock splits or other corporate actions having a similar effect, e.g., if the split shall be 1 new share for 2 old shares, then the Repurchase Price would be doubled.):

Period	Number of Shares
a. From the date hereof through February 15, 2008	51,547
b. From February 16, 2008 through March 15, 2008	51,547
c. From March 16, 2008 through April 15, 2008	85,911
d. From April 16, 2008 through May 30, 2008*	1,807,516

*            This Repurchase Period may be extended for an additional thirty (30) days if WinSonic makes a cash payment to Nguyen of $15,000 no later than May 30, 2008 along with a notice of intention to extend the last payment due date.

b.            If during any Repurchase Period, WinSonic is in possession of any material, nonpublic information that prevents it from exercising its Repurchase Rights, the applicable Repurchase Period shall be extended until such time as such material, nonpublic information shall have been publicly disclosed; providedthat, in no event will any Repurchase Period be extended for more than fifteen (15) days.  WinSonic agrees promptly, within forty-eight (48) hours of becoming aware of same, to notify Nguyen if it anticipates the need for any such extension.

2.            Repurchase Procedures.

a.            Before WinSonic shall be entitled to exercise its Repurchase Rights, WinSonic shall give written notice to Nguyen, in substantially the form attached hereto as Exhibit A (the “Repurchase Notice”), at least five business days prior to the effective date of each such repurchase (the “Repurchase Date”). WinSonic’s failure to provide a Repurchase Notice on or prior to the fifth business day preceding the expiration of the applicable monthly repurchase period specified in Section 1 above (as adjusted) shall, at the election of Nguyen in her sole discretion, constitute an irrevocable waiver of WinSonic’s Repurchase Right with respect to the number of shares otherwise subject to such Repurchase Right, and Nguyen shall have no further obligation to provide such shares to WinSonic.

b.            Following delivery of a Repurchase Notice pursuant to Section 2(a) hereof, (i) Nguyen shall tender to WinSonic’s counsel, a stock certificate or certificates for the number of shares of Common Stock specified in the Repurchase Notice to Winsonic on or prior to the Repurchase Date and (ii) promptly upon receipt of such stock certificate(s) by WinSonic’s counsel, who shall hold such certificate(s) until receipt of the Repurchase Price has been confirmed in writing by Nguyen, WinSonic shall pay to Nguyen the Repurchase Price for such Common Stock by transfer of immediately available funds to a bank account designated by Nguyen.  Failure by WinSonic to initiate payment within three (3) business days of receipt of such certificate by WinSonic’s counsel shall, at the election of Nguyen be deemed an irrevocable waiver of the Repurchase Right with respect to such certificate(s) delivered to WinSonic’s counsel, and upon written notice to WinSonic and WinSonic’s counsel, WinSonic’s counsel shall promptly return such certificate(s) to Nguyen.

c.            Ngyuen shall cooperate with WinSonic and provide WinSonic with additional documentation or information upon reasonable request in order to enable WinSonic to exercise the Repurchase Right granted hereunder.

                  3.   Restrictions on Settlement Shares.  Without the prior written consent of WinSonic, until the expiration of the applicable Repurchase Period, Nguyen agrees not to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Nguyen or any affiliate of Nguyen or any person in privity with the Nguyen or any affiliate of the Nguyen) any of the Settlement Shares subject to repurchase by WinSonic in such Repurchase Period.

4.            Notices.  Any notice required to be delivered hereunder will be either delivered in person, or sent to the other Party by (a) postal mail, followed up immediately by email, (b) facsimile (electronically confirmed and followed up immediately by postal mail), or (c) electronic mail (followed up immediately by postal mail).  A notice is considered given when it is delivered.  For the purposes of this Agreement, the address of each Party shall be:

WINSONIC:		WinSonic Digital Media Group, Ltd.
101 Marietta Street, Suite 2600
Atlanta, GA 30303
Attention: Winston D. Johnson
Fax: (404) 230-5710
Email: winston@winsonic.net

	with a copy to:	Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA 30308
Attention: K Whitner
Fax: (404) 685-685-5228
Email: kwhitner@paulhastings.com

NGUYEN:		Rosemary Nguyen
2603 Main Street
Suite 1150
Irvine, CA 92614
Fax: 949-260-0116
Email: rnguyen@icapitalfinance.com

	with a copy to:	Jeffrey S. Miles, Esq.
PO Box 1001
Ojai, CA 93024
Fax: 503-218-8993
Email: jsm1001@aol.com

                  4.            Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when all counterparts have been signed by each of the parties and delivered to the other parties.  A signature delivered by facsimile shall constitute an original.

5.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.

6.            Waivers and Amendments.  Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties, provided that any waiver of any term or condition, or any amendment or supplementation of this Agreement, must be in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights thereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

7.            Entire Agreement.  This Agreement (including documents and instruments referred to herein) together with the Settlement Agreement constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date first written above.

Nguyen:

/s/ Rosemary Nguyen                                                           1/17/08
Rosemary Nguyen                                                                 Date
In her individual capacity

WinSonic:

WINSONIC DIGITAL MEDIA GROUP, LTD., a Nevada corporation

By:/s/ Winston Johnson                                                      1/18/08
Name:   Winston Johnson                                                    Date
Title:     Chairman of the Board and CEO

Exhibit A

Repurchase Notice

 Dated: _______________________

TO:            Rosemary Nguyen

WinSonic Digital Media Group, Ltd. (the “Company”) hereby irrevocably elects to exercise its Repurchase Rights pursuant to Section 1__ of that certain Repurchase Rights Agreement dated as of ________________, 2008 (the “Repurchase Agreement”) as further set forth below:

Shares of Common
Stock to be Repurchased: _________________________________

Aggregate Purchase Price: _________________________________

Repurchase Date: _________________________________________

The Company hereby represents that the exercise of the Repurchase Rights hereunder is in compliance with the applicable provisions of the Nevada corporation law.

WINSONIC DIGITAL MEDIA GROUP, LTD.,
a Nevada corporation

By:____________________________
Name:
Title: